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                                                                   EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2000, by and between ZymeTx, Inc., a Delaware corporation (the "Company"), and Norman R. Proulx ("Proulx").

                                   WITNESSETH

     WHEREAS, the Company and Proulx entered into that certain Employment Agreement dated and effective October 1, 1999, which terminated December 31, 1999;

     WHEREAS, the Company and Proulx desire to enter into this Agreement in connection with Proulx's continued service to the Company;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     1. ENGAGEMENT; DUTIES AND ACCEPTANCE.

        1.1. Engagement by the Company. During the Term (as hereinafter defined) Proulx shall serve as the Company's President and Chief Executive Officer, and in such other executive position with the Company as may determined by the Company's Board of Directors. It is intended that, throughout the Term, Proulx shall serve as a member of the Board of Directors of the Company.

        1.2. Duties. As an executive of the Company, Proulx shall render such duties as previously rendered and as he shall be directed to render and perform by the Company's Board of Directors consistent with his position as Chief Executive Officer.

        1.3. Acceptance of Engagement by Proulx. Proulx hereby accepts such engagement and agrees to devote his best efforts to the Company during the Term to render the services described above. It is understood that Proulx shall also serve as the Chief Executive Officer of Gynetics, Inc. and that his time shall be divided between the Company and Gynetics, as he and the Board of Directors of the Company shall mutually determine reasonably and in good faith.

     2. TERM OF SERVICE. The term of Proulx's service under this Agreement (the "Term") shall commence as of the date of this Agreement (the "Commencement Date"), and, unless earlier terminated as herein provided, shall continue through June 30, 2001, provided that on June 30, 2000, and each anniversary thereof, the Agreement shall automatically be extended for one additional year unless either party shall have given the other prior written notice to the contrary.

     3. EMPLOYEE BENEFIT PLANS. During the Term, so long as Proulx participates in health, medical and other benefit plans offered by Spencer Trask (i) the Company shall reimburse Spencer Trask for the cost of such benefits, and (ii) Proulx shall not participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company. If Proulx ceases to participate in plans offered by Spencer Trask he shall participate in the correlative plan or plans of the Company, to the extent that such plans exist, and the Company shall cease to reimburse Spencer Trask for the cost of such benefits. When in Oklahoma City Proulx shall be entitled to the use of a Company automobile and Company apartment, both of which shall be of a size and quality similar to those available to Proulx at the time of this Agreement. Proulx shall be entitled to four weeks' vacation annually.

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     4. STOCK OPTIONS. In addition, the Company shall grant to Proulx an option
(the "Option") to acquire up to Two Hundred Thousand (200,000) shares of Common Stock at an exercise price of $2.625 per share. The Option shall become exercisable with respect to One Hundred Thousand (100,000) shares of Common Stock on December 31, 2000 and with respect to the balance of such shares of Common Stock on December 31, 2001, provided that the entire Option shall become exercisable as of the date immediately prior to a "Change in Control" as defined in the applicable stock option agreement described below. The exercise price of the Option per share of Common Stock shall be equal to the fair market value of a share of Common Stock on February 1, 2000. Subject to the foregoing exercisability schedule, the Option may be exercised in whole or in part. All other terms of the Option shall be detailed in a Stock Option Agreement between the Company and Proulx, a copy of which is attached hereto as Annex B.

     5. COMPENSATION.

        5.1. Annual Salary. During the Term the Company shall pay Proulx salary at the rate of One Hundred Twenty-five Thousand Dollars ($125,000) per year.

        5.2. Bonuses. In addition to the Annual Salary, the Company shall pay Proulx the following bonuses in the event the conditions to the respective payment thereof are met:

             5.2.1. A cash payment in an amount equaling 2.5% of the gross revenues generated during each fiscal 2000 quarter by the Company's current website, such amount to be paid quarterly within ten (10) days following the filing of the Company's Quarterly Report on Form 10-QSB with the Securities and Exchange Commission or such other date on which the Company's quarterly financial statements are delivered to the Company's stockholders. The parties agree that the revenues of the website shall not include sales of the Company's diagnostic products.

             5.2.2(a). A cash bonus of Fifty Thousand Dollars ($50,000) in the event the Company achieves, as of June 30, 2000 (the "Target Date") the cash flow budget established by the Board of Directors for the 12-month period ending June 30, 2000. Such bonus, if earned, shall be paid on or before July 10, 2000.

             5.2.2(b). In addition, for each fiscal year commencing with fiscal year ending June 30, 2001, Proulx shall receive a bonus equal to fifty percent (50%) of his annual salary for any such fiscal year, if the Company achieves its budgeted cash flow, sales volumes or other relevant objectives for such fiscal year. Such objectives shall be consistent with the Company's financial forecasts for the fiscal year and established by the Board of Directors prior to the commencement of the applicable fiscal year. Such bonus, if earned, shall be paid no later than one hundred and twenty (120) days after the end of the fiscal year for which it was earned.

             5.2.3. A cash bonus of Fifty Thousand Dollars ($50,000) in the event the Company sells at least One Hundred Twenty Thousand (120,000) diagnostic kits on or before June 30, 2000. Such bonus, if earned, shall be paid within ten (10) days following the date such sales are accomplished.

             5.2.4. If, for any period of twenty (20) consecutive trading days during the Term (a "Twenty Day Period"), the average of the daily closing prices per share (the "Average Price") of Common Stock, as published in the Wall Street Journal, is at least Four Dollars ($4.00) per share, the Company shall pay Proulx a cash bonus as determined below based upon the whole dollar Average Price of the Common Stock during such Twenty Day Period. Any bonus paid for achievement of a given Average Price shall be credited toward the bonus due for achievement of any higher Average Price, for any subsequent Twenty Day Period,


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        with the result that, if there may be multiple Twenty Day Periods where the Average Price may create a bonus payable hereunder, the aggregate bonus payments for multiple Twenty Day Periods shall not exceed the highest bonus payable for any one Twenty Day Period.

              HIGHEST AVERAGE PRICE                                     BONUS
              ---------------------                                     -----
                      $4.00                                           $ 50,000

                      $5.00                                           $ 115,000

                      $6.00                                           $ 175,000

                      $7.00                                           $ 250,000

                      $8.00                                           $ 325,000

        Any whole dollar amount above $8.00            $325,000 plus 1.5% of the Market Value
                                                              Spread, as defined below.

     The Company shall pay any bonus thus determined within thirty five (35) days following the end of the applicable Twenty Day Period, provided Proulx shall not be entitled to a bonus with respect to achievement of a given Stock Price during a given Twenty Day Period unless the Average Price of the Common Stock for the twenty (20) consecutive trading days immediately following such Twenty Day Period is at least 80% of the Stock Price on which such bonus is based.

     The "Market Cap Value Spread" shall equal the positive difference between
(i) the Market Cap Value based on an Average Price of Eight ($8.00) Dollars and
(ii) the Market Cap Value based upon the actual highest Average Price for the applicable Twenty Day Period. The "Market Cap Value" shall equal the product of
(A) the applicable Average Price per share of Common Stock, multiplied by (B) the total shares of Common Stock outstanding, on the last day of the applicable Twenty Day Period.

     Any bonus payable under this Section 5.2.4 shall not be paid if in the reasonable determination of the Board of Directors the Highest Average Price upon which such bonus is based was achieved primarily or exclusively by: (i) statements or actions of Proulx that were in violation of Federal or state securities laws, or (ii) by a failure by Proulx, after advice of counsel, to cause the Company to make a statement or to correct or update any prior statement, which failure would constitute a violation of Federal or state securities laws. Such determination must be made within thirty (30) days following the end of the applicable Twenty Day Period.

     6. TERMINATION.

        6.1. Termination upon Death. If Proulx dies during the Term, this Agreement shall terminate and Proulx's legal representatives shall be entitled to receive the Annual Salary, accrued pro rata to the date of Proulx's death.

        6.2. Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate Proulx's service under this Agreement and to discharge Proulx for "Cause" (as hereinafter defined). As used in this Section 6.2, the term "Cause" shall mean the occurrence of one or more of the following events: (i) Proulx willfully and repeatedly fails or refuses to perform his duties hereunder after written notice to Proulx of such failure and a reasonable opportunity for Proulx to correct such performance; or (ii) Proulx is convicted or enters a plea of nolo contendere to any felony charge or engages in gross insubordination or gross misconduct.

        6.3. Termination Without Cause. The Company may terminate Proulx's service without Cause upon giving thirty (30) days written notice of termination. In such event, or in the event of a termination or suspension of employment due to death or disability (a) any stock options which were unvested shall


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immediately vest and become exercisable under the Stock Option Agreement; and
(b) Proulx shall remain eligible for the bonuses described in Section 5.2 on the same basis as if he had continued to be employed by the Company until the completion of the Term.

        6.4. Suspension upon Disability. If during the Term Proulx becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, so that Proulx is unable to substantially perform his services hereunder for a period of sixty (60) consecutive days, the Company may at any time after the last day of the sixty (60) consecutive days of disability, by written notice to Proulx, suspend the Term of Proulx's services hereunder and discontinue payments of the Annual Salary. If at any time Proulx shall no longer be disabled, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, the Company shall fully reinstate the engagement of Proulx pursuant to this Agreement and shall commence payment of the Annual Salary and all of the terms of this Agreement shall resume in full force for the balance of the Term. Nothing in this Section 6.4 shall be deemed to extend the Term.

     7. INSURANCE. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which it may change from time to time), policies for health, accident, disability or other insurance upon Proulx in any amount or amounts that it may deem necessary or appropriate to protect its interest.

     8. OTHER PROVISIONS.

        8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, the date of receipt, as follows:

        (i)  If to the Company, to: ZymeTx, Inc.
                                    800 Research Parkway, Suite 100
                                    Oklahoma City, Oklahoma 73104

        (ii) If to Proulx, to:      Norman R. Proulx
                                    301 Sayre Drive,
                                    Princeton, New Jersey 08536

             With a copy to:        Stephan G. Bachelder, Esq.
                                    Stephan G. Bachelder & Associates, P.A.
                                    22 Free Street
                                    Portland, ME  04101

        Any party may change its address for notice hereunder by notice to the other party hereto.

        8.2. Entire Agreement. This Agreement and the Annexes hereto contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

        8.3. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial


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exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        8.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and to be performed entirely within such state.

        8.5. Assignment. Subject to Proulx's right to pledge the Shares as described in Section 5.3, above, neither party hereto may assign any rights hereunder without the written consent of the other party hereto.

        8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        8.7. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                            ZYMETX, INC.


                                    By: /s/ James R. Tolbert III
                                        ---------------------------------------
                                        James R. Tolbert III, Chairman


PROULX:                                 /s/ Norman R. Proulx
                                        ---------------------------------------
                                        Norman R. Proulx


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